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                                                                    EXHIBIT 99.1

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(NABORS INDUSTRIES LOGO)
                                                                    NEWS RELEASE
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           NABORS RIG INCURS SIGNIFICANT DAMAGE FROM HURRICANE IVAN -
                         FINANCIAL IMPACT INSIGNIFICANT

ST. MICHAEL, BARBADOS, SEPTEMBER 20, 2004, NABORS INDUSTRIES LTD. (AMEX: NBR), today announced that one of its offshore platform rigs sustained extensive damage during hurricane Ivan. The rig involved was a 1,000 horsepower platform workover/reentry rig, MODS 141. The rig had been secured and abandoned prior to the storm and there were no personnel on board at the time. The rig was working for Murphy Exploration and Production Company on its Medusa SPAR Platform in the Gulf of Mexico. The rig is covered by both property and business interruption insurance to the extent that the company expects only a modest impact to its results. Preliminary indications are that there is no significant damage to the platform. Nabors personnel are making a more comprehensive assessment of the extent of the damage and instituting plans to remove the rig from Murphy's platform as expeditiously as possible so that full production capability can be restored.

The Nabors companies own and operate almost 600 land drilling and approximately 950 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 45 platform rigs, 19 jack-up units, and three barge rigs in the United States and multiple international markets. Nabors markets 31 marine transportation and support vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.


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For further information, please contact Dennis A. Smith, Director of Corporate
Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call our corporate headquarters in St. Michael, Barbados at
(246) 421-9471 or via email at dan.mclachlin@nabors.com.